Cautionary Statements Concerning Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the operations, financial results, business and products of AXA Financial and its subsidiaries as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on AXA Financial and its subsidiaries. AXA Financial claims the protection afforded by the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act, and assumes no duty to update any forward-looking statement. Forward-looking statements are based on management's expectations and beliefs concerning future developments and their potential effects, and are subject to risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including the following: changes in general economic conditions, including the performance of financial markets and interest rates; heightened competition from other insurance companies, banks and other financial institutions; downgrades in AXA Financial's and its subsidiaries' claims paying ability, financial strength or credit ratings; AXA Financial's reliance, as a holding company, on dividends from its subsidiaries and the applicable regulatory restrictions on the ability of its subsidiaries to pay such dividends; unexpected adverse results from litigation and regulatory proceedings; regulatory changes that adversely affect AXA Financial's operations; and other risks and uncertainties described in AXA Financial's Report on Form 10-Q for the quarter ended September 30, 2005 and as described from time to time in AXA Financial's other filings with the Securities and Exchange Commission.

Scale requirement in the Variable Annuity market is increasingly apparent

- Market share increases for innovative scale players have concentrated power in the top 10
  - Top 10 Market share*
    - 2001: 57%
    - 2005: 72%
- Scale increasingly important
  - Product development
  - Distribution
  - Risk management
  - Regulatory
  - Service
  - Ratings

Source: VARDS

AXA Equitable's consistently innovative products have proved attractive to clients

- Risk managed product development process

Q4'05
 # 3 Rank
8.6% Share

RANK				MARKET SHARE		
2001	2004	2005		2001	2004	2005
1	3	1	TIAA-CREF	9.5%	10.2%	10.3%
4	2	2	Metlife/Travelers*	8.1%	10.6%	9.5%
3	1	3	Hartford	8.6%	11.9%	8.6%
7	**4**	**4**	**AXA Financial & MONY**	**5.0%**	**7.4%**	**8.0%**
11	7	5	Lincoln	3.5%	5.5%	6.4%
2	5	6	AIG	9.0%	6.9%	6.0%
10	9	7	Manulife / Hancock	4.0%	4.6%	6.0%
5	6	8	ING Group	5.4%	6.0%	5.9%
9	8	9	Pacific Life	4.1%	5.0%	5.5%
8	10	10	Prudential	4.6%	4.5%	5.4%

2005 Sales ($billion)	
AXA Financial & MONY	**$10.6**
YOY Growth Rate	***10.8%***
Industry - Vards	**$131.7**
YOY Growth Rate	***2.5%***

Source: VARDS

Variable Annuities are a U.S. innovation, but not exclusive to U.S. retiree needs

- Global pensions shortfall in virtually all developed markets
- AXA Group will introduce global VA's in 2006
  - Germany – GMDB, GMIB
  - Japan – GMDB, GMAB, GMWB
  - Further rollout to continental Europe
- AXA Group sharing innovations globally
  - Risk management / hedging expertise and platform
  - Guaranteed benefits innovations
  - Consolidated European VA product platform

Current life insurance issues and industry / AXA Equitable response

2005

- XXX / AXXX / AG38
  - In July, NAIC passed revised Guideline that will moderately lower reserves
    - Interim solution has been exposed by the NAIC Life & Health Actuarial Task Force (LHATF) which, if implemented, would provide significant reserve relief
  - AXA Equitable: sufficient LOC capacity and ability to execute long term solution when necessary

2006

- Stranger Owned Life Insurance (SOLI)…

Stranger Owned Life Insurance - Defined

- Stranger Owned Life Insurance (SOLI) is a recent industry phenomenon
  - Involves sales of insurance policies that are instigated and/or financed by persons or entities with no relationship to the insured
  - Expectation is that such persons or entities will eventually acquire the policies from the insured as an investment
- The profitability of such sales may be somewhat lower than typical life insurance sales
  - The potential for adverse mortality selection
  - Lapse rates

Stranger Owned Life Insurance - Issues

- Abuse of the "public good" intention of life insurance
- Third party SOLI "investors" benefit from the early death of an unrelated individual
- Violation in spirit of "Insurable Interest"

AXA Equitable is firmly responding to SOLI

- Sales of life insurance through our third party life brokerage increased significantly in 2005
  - We believe partly attributable to SOLI sales

- As a result of having identified this issue at an early stage, we have taken / are taking the following steps:
  - Reviewed a sample of 2005 life insurance sales, to assess whether sales attributable to SOLI are likely to have a significant impact on future profitability. Concluded no.
  - Implementing changes to discourage this business, including certain commission rate changes and underwriting/screening

- Since the introduction of our Athena UL no lapse guarantee product, only $675 Million in Face Amount was written over age 70 with a no lapse guarantee in our third party life brokerage channel vs. an entire book of $13.2 Billion (5% percent)

Competitive positioning of AXA Equitable's Athena Universal Life – Wholesale Channel

- AXA Advisors (Retail) largely unaffected
- In order to assess product profitability, it is necessary to evaluate a range of factors including:
  - Product performance, compensation and underwriting
- AXA Equitable's product performance for no-lapse guarantee and current assumption bases are generally in the first quartile
- Producer compensation at low end of industry range for both excess and renewal commissions

	Top 14 Competitors	AXA
First Year % of Target	110-125%	110%
First Year Excess	3-6%	3%
Renewal Rates	3-5%	3.5%

- Further, underwriting guidelines are conservative relative to peers

In addition, table shaving is a small piece of our new business


Total Face Amount Permanent New Business
Jan 2003 – Dec 2005
$ Millions
$36,700
$400
$279,000
New Business Permanent
Table Shave Above 70
Total Inforce Business

- Only 1% of AXA Equitable's total new business production has been sold to ages 70 and above and table shaved; relative to our total inforce block the amount is inconsequential
- Table shaving program and mortality effect built into our standard class pricing
- In addition, we have already eliminated our table shaving program for ages 70+ in March 2005 and will further reduce the degree of shaving in March 2006

Conclusion

- AXA is extending variable annuities and valuable guaranteed benefits to foreign countries
  - Strong AXA Equitable U.S. market position
  - Global VA product rollout has begun

- 2006 Challenge - SOLI
  - Industry response needs to accelerate
  - AXA Equitable is firmly responding to SOLI abuse